EXHIBIT 99.1

January 9, 2023	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION
ANNOUNCES ADDITIONAL BOARD REFRESHMENT AS PART OF
ONGOING COMMITMENT TO STRONG CORPORATE GOVERNANCE

Demonstrates Responsiveness to Investor Input and Commitment to Increasing Shareholder Value

Melville, New York, January 9, 2023 (GLOBE NEWSWIRE) – The First of Long Island Corporation (the “Company”) (Nasdaq: FLIC), the parent company of The First National Bank of Long Island (the “Bank”), announced that as part of its ongoing board refreshment program, it has agreed to nominate J. Abbott R. Cooper for election to the Board of Directors (the “Board”) of the Company at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”).  Assuming Mr. Cooper is elected at the 2023 Annual Meeting, the Company will have added two new, independent directors since November 2022.
Mr. Cooper commented:
“I am excited to join The First of Long Island Corporation’s Board at this next stage in the Bank’s transformation toward a more commercially focused business model.  I have been impressed with the progress made to date under the leadership of CEO Chris Becker and how the Board has sharpened its focus on increasing shareholder value. The Company has clearly demonstrated that it is responsive to shareholder feedback and is committed to the ongoing refreshment of its Board.”
Walter C. Teagle III, the Chairman of the Board, commented:
“We look forward to having Mr. Cooper join the Board of The First of Long Island Corporation and believe that his experience in, and knowledge of, the financial services business will add value to the Board’s governance and oversight deliberations and responsibilities. Our agreement to propose Mr. Cooper for election to the Board at our upcoming Annual Meeting reflects our continued commitment to strong corporate governance and our focus on shareholder returns.”
The Company has agreed to nominate Mr. Cooper to the Board as part of a cooperation agreement between the Company and Driver Opportunity Partners I LP, Driver Management Company LLC and J. Abbott R. Cooper, a complete copy of which will be filed as part of a Form 8-K with the Securities and Exchange Commission.
About Abbott Cooper
Mr. Cooper is the founder and managing member of Driver Management Company LLC (“Driver”).  Prior to founding Driver, Mr. Cooper was the senior portfolio manager of the Financial Opportunity Strategy at Hilton Capital Management.  Prior to that, Mr. Cooper was a senior investment banker covering depository institutions at Jefferies and Bank of America Merrill Lynch.  Mr. Cooper began his career as a corporate lawyer, focusing on public and private company mergers and acquisitions, corporate governance, contests for corporate control and capital markets.  Mr. Cooper earned his J.D. from the University of Montana School of Law and his B.A. from the University of Virginia.
About The First of Long Island Corporation
The First of Long Island Corporation (Nasdaq: FLIC) is the parent company of The First National Bank of Long Island, a local bank founded in 1927 in Glen Head, New York. Through its branch network branded as First National Bank LI, the Bank focuses on business and consumer needs on Long Island and in New York City. We offer a broad set of lending, deposit, investment and digital products. First National Bank LI is known for its culture of delivering extraordinary service and a “Customer-First” banking experience to small and middle market businesses, professional service firms, not-for-profits, municipalities and consumers. The Bank’s tagline “Go First. Go Far. SM” communicates the benefits of its employees’ commitment to helping customers reach their financial goals. For more information about the Bank and Corporation visit fnbli.com.